FOR IMMEDIATE RELEASE

November 18, 2008

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Recent Events

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 121-year-old IBERIABANK (www.iberiabank.com) and Pulaski Bank and Trust Company (www.pulaskibank.com), provided investors an update regarding a few recent developments. These updates include comments regarding the United States Treasury Department capital program, shelf registration filing, and the Temporary Liquidity Guarantee Program administered under the Federal Deposit Insurance Corporation (“FDIC”).

Daryl G. Byrd, President and Chief Executive Officer of the Company, stated “The economic environment and financial markets are undergoing unprecedented and rapid changes. Differentiation between strong financial institutions and companies that have taken immense risk has widened further. We believe that our consistently conservative, yet opportunistic, approach to business provides opportunities for our shareholders.”

Byrd commented, “The three events announced today regarding preliminary approval to participate in the TARP program, participation in the FDIC’s Liquidity Guarantee program, and the shelf registration filing underscore the strength and stability that our shareholders enjoy.”

“While we have received preliminary approval for the maximum level of TARP investment, our Board and leadership team continue to weigh the positive aspects and potential negative consequences associated with the program. This decision will be made only after very careful and thoughtful consideration.” Byrd continued, “The shelf registration filing is expected to provide our Company significant flexibility in additional capital raising opportunities.”

Recent Events:

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TARP Program. The Emergency Economic Stabilization Act of 2008 provided the U.S. Treasury Department (“Treasury”) authority to take actions to restore stability and liquidity to the financial system in the U.S. One action taken was the Troubled Asset Relief Program (“TARP”) Capital Purchase Program, under which qualified financial institutions may issue senior preferred stock with warrants to the Treasury in the form of capital in an amount of between 1% and 3% of risk weighted assets. This capital would qualify as Tier 1 capital for regulatory purposes.

The Company submitted an application to Treasury for potential participation in TARP up to an amount totaling $115 million, or approximately 3% of total risk weighted assets of the Company. The Company announced today that its application was approved on a preliminary basis for the total amount requested. If the Company elects to participate in TARP, the transaction would be expected to be completed by mid-December. The Company continues to weigh the merits and costs associated with this program.

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Shelf Registration Statement Filed. In connection with longer-term capital financing and to allow the Company to raise capital from time to time, the Company has filed a mixed shelf registration statement on Form S-3 with the Securities and Exchange Commission (“SEC”). Specific terms and prices will be determined and disclosed at the time of each offering under a separate prospectus supplement, which will be filed with the SEC at the time of the offering.

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FDIC Temporary Liquidity Guarantee Program. The Temporary Liquidity Guarantee (“TLG”) Program has two components. First, pursuant to this program, the FDIC will guarantee the payment of newly issued senior unsecured debt for a specified period. The Company has no senior unsecured debt currently outstanding, and therefore, this component of the program is expected to provide limited benefit to the Company.

The second component of the TLG provides that the FDIC will guarantee funds held in noninterest bearing deposit transaction accounts above the existing deposit insurance limit. This guarantee is in addition to, and separate from, the coverage provided pursuant to the FDIC’s general deposit insurance regulations (which was recently increased from $100,000 to $250,000 per eligible account). The deposit guarantee under TLG applies only to noninterest bearing transaction accounts.

The Company elected to participate in the deposit guarantee component of the TLG program. As a result, the Company will be assessed on a quarterly basis an amount equal to 10 basis points on balances in noninterest-bearing transaction accounts that exceed the existing deposit insurance limit of $250,000. The coverage was effective on October 14, 2008 and will expire on December 31, 2009.

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 153 combined offices, including 87 bank branch offices in Louisiana, Arkansas, and Tennessee, 30 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 36 locations in eight states. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC” and the Company’s market capitalization is approximately $642 million.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as our ability to execute our growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, geographic concentration of our markets, rapid changes in the financial services industry, and hurricanes and other adverse weather events. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

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